Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonoco Products Company of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 16, as to which the date is April 30, 2014, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Sonoco Products Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Charlotte, North Carolina

May 1, 2014